UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 14, 2014

Alaska Communications Systems Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28167	52-2126573
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Telephone Avenue, Anchorage, Alaska		99503-6091
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(907) 297-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 8, 2013, Alaska Communications Systems Group, Inc. (the "Company") filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (the "Form 10-Q"). That report disclosed (i) the Company’s gain (the "Gain on Sale/Contribution") arising from the formation of The Alaska Wireless Network, LLC ("AWN"), a joint venture in which the Company holds a one-third equity interest, and (ii) certain amounts the Company classified as contingent consideration arising from the cumulative preferred distributions payable to the Company by AWN.

The Company accounted for the amount by which the preferred distributions exceeded the distributions the Company would be entitled to as a one-third equity owner of AWN (the "AWN Excess Distributions") as contingent consideration issued in connection with a business combination. The Company treated the contingent consideration as a gain contingency recognized when realized or realizable.

The Company disclosed in the Form 10-Q that the above accounting treatment differed from AWN’s and indicated that the Company was working to resolve the difference. As a result of that work, on February 14, 2014, the Company’s management (after consultation with the Company’s independent registered public accounting firm) concluded that:

(1) The Gain on Sale/Contribution and their carrying value of the equity investment should be increased to reflect the value, as of the formation of AWN, of the AWN Excess Distributions; and

(2) The amounts presented as AWN Excess Distributions for the three and nine months ended September 30, 2013, should be eliminated and instead be considered in the total Gain on Sale/Contribution and as an increase to ACS’ investment in AWN.

As a result of the above, the financial statements for the three and nine months ended September 30, 2013 (as presented in the 10-Q), should no longer be relied upon insofar as they relate to the Gain on Sale/Contribution or the AWN Excess Distributions that were classified as contingent consideration or the carrying value of the equity investment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alaska Communications Systems Group, Inc.

February 19, 2014	By:	/s/Leonard A. Steinberg

Name: Leonard A. Steinberg
Title: Corporate Secretary